EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

INCOME STATEMENT

The following unaudited pro forma condensed combined consolidated income statement is presented to illustrate the estimated effects of the acquisition of ESK Ceramics GmbH & Co. KG (“ESK”) on our historical results of operations. We have derived our historical consolidated income statement data for the nine months ended September 30, 2004 from our unaudited condensed consolidated income statement. We have derived the historical combined income statement data for ESK as of and for the nine months ended September 30, 2004 from its unaudited condensed combined income statement data.

The unaudited pro forma condensed combined consolidated income statement for the nine months ended September 30, 2004 assumes that the acquisition took place on January 1, 2004. The information presented in the unaudited pro forma condensed combined consolidated income statement does not purport to represent what our results of operations would have been had the acquisition and financing occurred as of the date indicated, nor is it indicative of our future results of operations for any period.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. The purchase price allocation is preliminary pending our final evaluation of the fair value of the assets acquired, primarily the long-term tangible and intangible assets. We expect to complete our evaluation by the end of the fourth quarter of 2004. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined consolidated income statement data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined consolidated income statement below.

The unaudited pro forma condensed combined consolidated income statement should be read in conjunction with the accompanying notes and assumptions, our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and the historical combined financial statements and related notes of ESK included in Form 8-K/A filed on November 8, 2004.

Financing Transaction

On August 18, 2004, Ceradyne entered into a $160 million Credit Agreement with Wachovia Bank, National Association, and a syndicate of banks and other institutional lenders. The obligations under the Credit Agreement are secured by substantially all of the assets of Ceradyne and ESK Ceramics, other than real property. The Credit Agreement provides for a term loan in the amount of $110 million and a revolving line of credit in the amount of $50 million. Ceradyne borrowed the entire $110 million under the term loan on August 18, 2004.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the base rate chosen by Ceradyne plus a margin determined pursuant to the Credit Agreement. Ceradyne may choose a base rate, which is equal to approximately the London interbank offered rate, commonly known as the LIBOR rate, for deposits in dollars for the interest period selected by Ceradyne. Ceradyne may also choose an “alternate base rate,” as defined in the Credit Agreement, which is a fluctuating interest rate per annum equal to the higher of either (a) the prime rate established by Wachovia Bank from time to time, or (b) one-half of one percent above the Federal Funds Rate. The applicable margin is, in respect to the term loan, 2.00 percent per annum if the LIBOR rate is used and 1.00 percent per annum if an alternate base rate is used. With respect to borrowings under the revolving line of credit, the applicable margin is 2.00 percent per annum through December 31, 2004, and thereafter, the margin is a percentage determined pursuant to the Credit Agreement ranging from 0.25 percent to 1.00 percent if an alternate base rate is chosen, and ranging from 1.50 percent to 2.25 percent if the LIBOR rate is chosen.

The interest rate on $95 million of the $110 million term loan is currently based on the LIBOR rate for a fixed period of six months, at an effective interest rate equal to 3.94 percent per annum. The interest rate on the $15 million balance of the $110 million term loan is currently based on the LIBOR rate for a three month period at an effective interest rate equal to 3.75 percent per annum.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT

For the Nine Months Ended September 30, 2004

(In Thousands)

Historical

	Ceradyne, Inc.	ESK Ceramics GmbH & Co. KG	Pro Forma Adjustments		Combined
Net Sales	$132,240	$68,982	(2,975	) a)	$198,247
Cost of Sales	89,238	53,671	(5,596	) a) b) c) d)	137,313

Gross Profit	43,002	15,311	2,621		60,934

Operating Expenses
Selling	3,572	9,519	(277	) b) c)	12,814
General and Administrative	9,028	3,830	(243	) b) c)	12,615
Research & Development	1,881	1,697	(52	) b) c)	3,526

Total Operating Expenses	14,481	15,046	(572)		28,955

Income from Operations	28,521	265	3,193		31,979

Other Income (Expense), Net	2,009	(935)	(2,495	) c) e)	(1,421)

Income before taxes	30,530	(670)	698		30,558

Provision for taxes	11,742	(1,548)	279	f)	10,473

Net Income	$18,788	$878	$419		$20,085

Net earnings per share
Basic	$1.17				$1.25
Diluted	$1.15				$1.23

Weighted average number of shares outstanding
Basic	16,063				16,063
Diluted	16,328				16,328

See notes to unaudited pro forma condensed combined consolidated income statement.

Notes to Unaudited pro forma condensed combined consolidated income statement for the nine months ended September 30, 2004 (in thousands)

a) To eliminate inter-company sales and purchases of $2,975.

b) To decrease depreciation and amortization expense by $2,849 related to management’s preliminary estimate of the fair value of property, plant and equipment acquired and intangible assets. Of this amount $2,393, $228, $171 and $57 was included as a component of cost of sales, selling, general and administrative and research and development, respectively.

c) To adjust the net periodic pension costs related to retired employees of ESK that were assumed by ESK’s parent company, Wacker Chemie. The total adjustment was to decrease expense by $880. Of this amount $606, $49, $72 and $158, was included as a component of cost of sales, selling, general and administrative, and other expense, respectively. Research and development decreased by $5.

d) To increase amortization by $378 related to management’s preliminary estimate of the fair value of intangible assets acquired.

e) To eliminate interest income on short term investment of $136 and record additional interest expense of $1,855 related to the Company’s new credit facility and amortization of deferred loan costs of $346 for loan fees on loan to fund purchase of ESK.

f) Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 40% for the nine months ended September 30, 2004.

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